Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
206.521.7392

TARGETED GENETICS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Seattle, WA - August 7, 2007 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the second quarter of 2007. As previously announced, the Company will hold a conference call with analysts at 10:30 AM Eastern Time today. The call will be broadcast live and can be accessed, along with replay information, at www.targetedgenetics.com.

For the second quarter of 2007, the Company reported a net loss of $4.2 million, or $0.31 per common share, compared to a net loss of $27.9 million, or $2.83 per common share, for the second quarter of 2006. For the six months ended June 30, 2007, the Company reported a net loss of $8.0 million, or $0.61 per common share, compared to a net loss of $31.6 million, or $3.37 per common share for same period in 2006.

“In the second quarter, we completed a private equity financing netting $17.8 million. When combined with the proceeds of a private equity financing in the first quarter and the funding anticipated from product development collaborations and contracts, we believe our operations are sufficiently funded for at least a year,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics.

Revenue for the second quarter of 2007 was $3.0 million, compared to $1.4 million for the same quarter in the prior year and was $4.7 million for the six months ended June 30, 2007 compared to $3.8 million for the same period in 2006. The increase was due to increased research and development activities under the Company’s congestive heart failure collaboration with Celladon Corporation (Celladon), and the Company’s NIAID-funded subcontract to develop AAV-based HIV/AIDS vaccines.

Research and development expenses for the second quarter of 2007 increased to $5.3 million, from $3.7 million in the second quarter of 2006 and increased to $9.0 million for the six months ended June 30, 2007, from $7.4 million for the same period in 2006. The increase for both the three and six month periods was due to the enrollment of a greater number of subjects in the Company’s phase I/II clinical study in inflammatory arthritis and higher clinical costs to support the increased enrollment and increased research and development activities under the Company’s congestive heart failure collaboration with Celladon to support the initiation of a Phase I clinical trial and the Company’s NIAID-funded subcontract to develop AAV-based HIV/AIDS vaccines. These increases were partially offset by lower development costs related to the Company’s HIV/AIDS vaccine collaboration with IAVI due to the progression of this project to clinical testing, which is not being conducted by the Company.

General and administrative expenses were consistent at $1.6 million for both the second quarter of 2007 and 2006 and $3.1 million for the six months ended June 30, 2007 and 2006.  Operating expenses for the second quarter of 2006 also included a non-cash goodwill impairment charge of $23.7 million.

Cash and cash equivalents were $26.0 million at June 30, 2007, as compared to $6.2 million at December 31, 2006. Total cash requirements for 2007 are expected to be $13 to $16 million.

On July 24, 2007, Targeted Genetics Corporation announced that the Company and the United States Food and Drug Administration (FDA) placed on hold the development program of tgAAC94, an investigational therapy for the treatment of inflammatory arthritis, as a precautionary measure after the occurrence of a Serious Adverse Event (SAE) in one subject. This Phase I/II study is designed to assess the safety and potential efficacy of different doses of tgAAC94 administered directly into affected joints of subjects with inflammatory arthritis. The individual who experienced this SAE has subsequently died.

“At this time, any causal relationship between this SAE and the administration of tgAAC94 is unknown, and we continue to work closely and diligently with the FDA and the study’s independent Data Safety Monitoring Board to determine the cause of the SAE as quickly as possible,” said Parker.

Second Quarter 2007 Highlights

▪	In June, the Company sold 6.7 million shares of common stock in a private placement at a price of $2.905 per share receiving net proceeds of $17.8 million;

▪
In collaboration with the University College London's Institute of Ophthalmology and Moorfields Eye Hospital, a Phase I/II clinical trial was initiated to test the use of an AAV vector to deliver RPE65 to treat a form of childhood blindness. The Company produced the vector used in this trial. The trial is funded by the UK Department of Health;

▪	The first patient was dosed in a Phase I clinical trial of MYDICAR, the congestive heart failure product candidate developed through the Company’s collaboration with Celladon;

▪	Completed enrollment and initial dosing in the Phase I/II clinical trial of the Company’s inflammatory arthritis candidate;

▪	Received additional patents related to the Company's leading adeno-associated viral (AAV) technology platform which expands the potential applications of AAV-based gene delivery.

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results and its product portfolio, including an update on the development of its inflammatory arthritis and other clinical and business developments, today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section found on the Homepage of the Company's website at www.targetedgenetics.com or via telephone at 800.257.1927 (domestic) or 303.275.2170 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following today’s call at approximately 12:30 p.m. ET through 11:59 p.m. ET, Thursday, September 6, 2007, by calling 800.405.2236 (domestic) or 303.590.3000 (international); passcode 11094792#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations, its business strategy and product development and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, payments anticipated by the Company under product development collaborations and contracts, the Company's actual expenses, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The Company anticipates updating the risk factors in its quarterly report on Form 10-Q for the quarter ended March 31, 2007, to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	June 30,		June 30,
Statement of Operations Information:	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$3,008	$1,414	$4,669	$3,844
Total revenue	3,008	1,414	4,669	3,844

Operating expenses:
Research & development	5,270	3,683	8,966	7,360
General & administrative	1,575	1,568	3,127	3,049
Restructure charges	442	363	626	1,405
Goodwill impairment charge	—	23,723	—	23,723
Total expenses	7,287	29,337	12,719	35,537
Loss from operations	(4,279)	(27,923)	(8,050)	(31,693)

Investment income (loss)	93	170	28	321
Interest expense	(1)	(123)	(1)	(236)
Net loss	$(4,187)	$(27,876)	$(8,023)	$(31,608)

Net loss per common share	$(0.31)	$(2.83)	$(0.61)	$(3.37)

Shares used in computation of net loss
per common share	13,408	9,854	13,138	9,371

TARGETED GENETICS CORPORATION
(in thousands)

	June 30,	December 31,
Balance Sheet Information:	2007	2006
	(unaudited)

Cash and cash equivalents	$26,045	$6,206
Other current assets	2,249	2,029
Property and equipment, net	1,053	1,100
Other assets	8,126	8,132
Total assets	$37,473	$17,467

Current liabilities	$6,598	$5,188
Long-term obligations and other liabilities	7,098	6,912
Shareholders' equity	23,777	5,367
Total liabilities and shareholders' equity	$37,473	$17,467